UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2005

ECHOSTAR COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	0-26176	88-0336997
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

ECHOSTAR DBS CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO (State or other jurisdiction of incorporation)	333-31929 (Commission File Number)	84-1328967 (IRS Employer Identification No.)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

      Several years ago, EchoStar DBS Corporation and our EchoStar Satellite L.L.C. subsidiary (collectively, “EchoStar”) filed a $219,250,000 insurance claim as a result of the failure of our EchoStar IV satellite to operate properly. The satellite insurance consists of separate, substantially identical policies with several carriers for varying amounts which, in combination, create a total insured amount of $219,250,000. All of the carriers contested the loss claim, resulting in arbitration under the terms of the policies.

      On March 4, 2005, EchoStar agreed to settle its insurance claim and its related claims for accrued interest and bad faith with all carriers who agree to pay their proportionate share of an aggregate net amount of $240 million to EchoStar. EchoStar retained title to and use of the EchoStar IV satellite. Payment from each settling carrier is due on or before April 26, 2005, with interest commencing to accrue on April 12, 2005. Currently, we have received signed agreements back from insurers representing approximately 83% of the aggregate amount. While we believe the remaining insurers will each sign the agreement shortly, the arbitration will continue with respect to any insurers who decline to settle. If all insurers settle, EchoStar will receive the net amount of $240 million.

      Amounts payable to us in excess of our previously recorded $106 million receivable will be recognized in income during the period in which the respective insurers sign the settlement agreement. Please see our Form 10-Q for the Quarterly Period Ended September 30, 2004—Note 5 to Condensed Consolidated Financial Statements—for more information relating to the underlying insurance claim and our historical accounting for that claim.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR COMMUNICATIONS CORPORATION ECHOSTAR DBS CORPORATION
Date: March 8, 2005	By:	/s/ David K. Moskowitz
David K. Moskowitz
Executive Vice President, General Counsel and Secretary

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